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                                File No. 70-8925

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   Post-Effective Amendment No. 11 to Form U-1

                          JOINT APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
--------------------------------------------------------------------------------

                              COLUMBIA ENERGY GROUP
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      COLUMBIA ENERGY SERVICES CORPORATION
                      COLUMBIA DEEP WATER SERVICES COMPANY
                          COLUMBIA PIPELINE CORPORATION
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                         COLUMBIA ENERGY RESOURCES, INC.
                        COLUMBIA NATURAL RESOURCES, INC.
                             900 Pennsylvania Avenue
                              Charleston, WV 25302

                        COLUMBIA GAS TRANSMISSION COMPANY
                            12801 Fair Lakes Parkway
                             Fairfax, VA 22030-0146

                       COLUMBIA GULF TRANSMISSION COMPANY
                             2603 Augusta, Suite 125
                                Houston, TX 77057

                          COLUMBIA PROPANE CORPORATION
                        9200 Arboretum Parkway, Suite 140
                               Richmond, VA 23236

                         COLUMBIA GAS OF KENTUCKY, INC.
                           COLUMBIA GAS OF OHIO, INC.


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                         COLUMBIA GAS OF MARYLAND, INC.
                       COLUMBIA GAS OF PENNSYLVANIA, INC.
                         COLUMBIA GAS OF VIRGINIA, INC.
                             200 Civic Center Drive
                               Columbus, OH 43215

              ----------------------------------------------------
              (Names of company or companies filing this statement
                  and addresses of principal executive offices)

                              COLUMBIA ENERGY GROUP
              ----------------------------------------------------
               (Names of top registered holding company parent of
                          each applicant or declarant)

                           J. W. Trost, Vice President
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600
              ----------------------------------------------------
                     (Name and address of agent for service)

          Names and Addresses of Subsidiary Company Agents for Service:

                           J. W. TROST, Vice President
                    Columbia Energy Group Service Corporation
                          Columbia Pipeline Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                 R. LAWLER, Vice President and Retail Controller
                      Columbia Energy Services Corporation
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                            P. R. ALDRIDGE, President
                      Columbia Deep Water Services Company
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                       M. A. CHANDLER, Vice President and
                             Chief Financial Officer
                         Columbia Energy Resources, Inc.
                        Columbia Natural Resources, Inc.
                             900 Pennsylvania Avenue
                              Charlestown, WV 25302


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                     G. A. BARNARD, Treasurer and Controller
                      Columbia Gas Transmission Corporation
                       Columbia Gulf Transmission Company
                           1700 MacCorkle Avenue, S.E.
                              Charleston, WV 25314

                             S. M. NORDIN, Treasurer
                          Columbia Propane Corporation
                        9200 Arboretum Parkway, Suite 140
                               Richmond, VA 23236

                      A. J. SONDERMAN, Corporate Secretary
                         Columbia Gas of Kentucky, Inc.
                           Columbia Gas of Ohio, Inc.
                         Columbia Gas of Maryland, Inc.
                       Columbia Gas of Pennsylvania, Inc.
                         Columbia Gas of Virginia, Inc.
                             200 Civic Center Drive
                               Columbus, OH 43215

              ----------------------------------------------------
                 (Names and Address of Other Agents for Service)



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Item 1.  Description of Proposed Transaction

         Columbia Energy Group(1) ("Columbia") and its above-named subsidiary companies seek authority for Columbia Pipeline Corporation ("Pipeline") to participate in the system Money Pool.

         On December 23, 1996, the Commission issued an order (the "Omnibus Financing Order") to Columbia that among other things granted authorization to continue the operation of the Money Pool (as defined in the original Application-Declaration) through December 31, 2001 (HCAR No. 35-26634; 70-8925). Columbia requested that the Commission reserve jurisdiction for Money Pool participation by new direct or indirect subsidiaries engaged in new lines of business that were not included as part of the original Application-Declaration.

         On December 22, 1997, the Commission issued an order granting authorization to continue the operation of the Money Pool through December 31, 2003 (HCAR No. 35-26798; 70-9129). All borrowings through the Money Pool will be subject to the terms and conditions imposed on Money Pool transactions under the Omnibus Financing Order.

         Pipeline was formed pursuant to Rule 58 to engage in various transportation and gathering services for natural gas, where such transportation and gathering are not directly regulated by the Federal Energy Regulatory Commission, and are only minimally regulated by the States.

         Pipeline may, from time to time, generate cash in excess of its immediate cash requirements. It is proposed that such temporary cash may, at Pipeline's option, be invested in the Money Pool.

         Pipeline may, from time to time, require short-term funds to meet normal working capital requirements. It is proposed that Pipeline would borrow such short-term funds from Columbia(2) or from the Money Pool. Such loans to Pipeline through the Money Pool will be made pursuant to a short-term grid note, consistent with the Omnibus Financing Order, as supplemented by the December 22, 1997 order.


----------------

         1        Formerly named The Columbia Gas System, Inc.

         2 Pipeline will rely on Rule 52 for any borrowings from Columbia outside of the Money Pool.



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         The cost of money on all short-term advances and the investment rate for moneys invested in the Money Pool will be the interest rate per annum equal to the Money Pool's weighted average short-term investment rate and/or Columbia's short-term borrowing rate. Should there be no Money Pool investments or Columbia borrowings, the cost of money will be the prior month's average Federal Funds rate as published in the Federal Reserve Statistical Release, Publication H.15 (519). A default rate equal to 2% per annum above the pre-default rate on unpaid principal amounts will be assessed if any interest or principal payment becomes past due.

                                   * * * * * *

         Rule 24(c)(1), in pertinent part, provides that, unless otherwise designated in an application or declaration, every order is subject to a requirement that the transaction proposed be carried out within 60 days of the date of such order. As a practical matter, the failure to designate an alternative period has led to a number of lapsed orders in the past, necessitating the filing of post-effective amendments and the issuance of supplemental orders. To avoid a recurrence of this situation, Columbia hereby designates a period from the date of the order in this matter to its express termination by subsequent order as the period in which it will carry out transactions authorized in this order, or previously authorized by Commission order, in accordance with the terms and conditions of, and for the purposes as authorized by the relevant orders.

         (b) Describe briefly, and where practicable state the approximate amount of, any material interest in the proposed transaction, direct or indirect, of any associate or affiliate of the applicant or declarant company or any affiliate of any such associate company.

         Not applicable.

         (c) If the proposed transaction involves the acquisition of securities not issued by a registered holding company or subsidiary thereof, describe briefly the business and property, present or proposed, of the issuer of such securities.

         Not applicable.

         (d) If the proposed transaction involves the acquisition or disposition of assets, describe briefly such assets, setting forth original cost, vendor's book cost (including the basis of determination) and applicable valuation and qualifying reserves.

         Not applicable.

Item 2.  Fees, Commission and Expenses.

         (a) State (i) the fees, commissions and expenses paid or incurred, or to be paid or incurred, directly or indirectly, in connection with the proposed transaction by the applicant or declarant or any associate company thereof, and
(ii) if the proposed transaction involves the sale of securities at competitive bidding, the fees and expenses to be paid to counsel selected by the applicant or declarant to act for the successful bidder.

Services of Columbia Energy Group Service Corporation in
connection with the preparation of this Post-Effective
Amendment to the Application-Declaration   ...................... $1,000


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         (b) If any person to whom fees or commissions have been, or are to be, paid in connection with the proposed transaction is an associate company or an affiliate of the applicant or declarant, or is an affiliate of an associate company, set forth the facts with respect thereto.

         Columbia Energy Group Service Corporation will perform certain services at cost, as set forth in Item 2(a) above.

Item 3.  Applicable Statutory Provisions

         (a) State the section of the Act and the rules thereunder believed to be applicable to the proposed transaction. If any section or rule would be applicable in the absence of a specific exemption, state the basis of exemption.

         Sections 6(a), 7 and 12; and Rules 43 and 45(a) are applicable to the participation by FinanceCo. in the Money Pool.

         (b) If an applicant is not a registered holding company or a subsidiary thereof, state the name of each public utility company of which it is an affiliate, or of which it will become an affiliate as a result of the proposed transaction, and the reasons why it is or will become such an affiliate.

         Not applicable.

ITEM 4.  REGULATORY APPROVAL

         (a) State the nature and extent of the jurisdiction of any State commission or any Federal commission (other than the Securities and Exchange Commission) over the proposed transaction.

         Not applicable.

         (b) Describe the action taken or proposed to be taken before any Commission named in answer to Paragraph (a) of this item in connection with the proposed transaction.

         Not applicable.

Item 5.  Procedure

         (a) State the date when Commission action is requested. If the date is less than 40 days from the date of the original filing, set forth the reasons for acceleration.

         It is requested that the Commission issue its supplemental order on or before March 15, 1999.

         (b) State (i) whether there should be a recommended decision by a hearing officer, (ii) whether there should be a recommended decision by any other responsible officer of the Commission, (iii) whether the Division of Investment Management may assist in the preparation of



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the Commission's decision, and (iv) whether there should be a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

         Applicants hereby (i) waive a recommended decision by a hearing officer, (ii) waive a recommended decision by any other responsible officer or the Commission, (iii) consent that the Division of Investment Management may assist in the preparation of the Commission's decision, and (iv) waive a 30-day waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.  Exhibits and Financial Statements

         (a)      Exhibits

                  Opinion of Counsel (to be filed by Post-Effective Amendment).

         (b)      Financial Statements

                  Financial statements are not provided since pro-forma statements would have no relevance to the authorization requested in this Post-Effective Amendment.

                                    SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned thereunto duly authorized.

         The signatures of the applicants and of the persons signing on their behalf are restricted to the information contained in this application which is pertinent to the application of the respective companies.


                                    COLUMBIA ENERGY GROUP

DATE: February 5, 1999     by: //s// M. W. O'Donnell
      ----------------     ----------------------------------------------
                           M. W. O'Donnell, Senior Vice President
                           & Chief Financial Officer

                           COLUMBIA ENERGY RESOURCES, INC.
                           COLUMBIA NATURAL RESOURCES, INC.

DATE: February 5, 1999     by: //s// M. A. Chandler
      ----------------     ----------------------------------------------
                           M. A. Chandler, Vice President and
                           Chief Financial Officer

                           COLUMBIA DEEP WATER SERVICES COMPANY



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DATE: February 5, 1999     by: //s// P.R. Aldridge
      ----------------     ----------------------------------------------
                           P.R. Aldridge, President

                                    COLUMBIA GAS OF KENTUCKY, INC.
                                    COLUMBIA GAS OF OHIO, INC.
                                    COLUMBIA GAS OF MARYLAND, INC.
                                    COLUMBIA GAS OF PENNSYLVANIA, INC.
                                    COLUMBIA GAS OF VIRGINIA, INC.
                                    COLUMBIA GULF TRANSMISSION COMPANY
                                    COLUMBIA GAS TRANSMISSION CORPORATION
                                    COLUMBIA PROPANE CORPORATION
                                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                                    COLUMBIA ENERGY SERVICES CORPORATION
                                    COLUMBIA PIPELINE CORPORATION

DATE: February 5, 1999     by: //s// J. W. Trost
      ------------------   ----------------------------------------------
                           J. W. Trost, Vice President


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